EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Form S-8 of American Pacific Corporation of our report, dated March 26, 2008, appearing in the Annual Report on Form 11-K of the American Pacific Corporation 401(k) Plan for the year ended September 30, 2007.
/s/ McGladrey & Pullen, LLP
Las Vegas, Nevada
October 1, 2008